EXHIBIT 10.35

Notice of Performance-Based Restricted Stock Unit Grant

Participant:        [Participant Name]
Corporation:        CoreLogic, Inc.

Notice:
You have been granted the following Performance-Based Restricted Stock Units (“Performance-Based RSUs”) in accordance with the terms of the Plan and the Performance-Based Restricted Stock Unit Award Agreement attached hereto (this “Agreement”).

Type of Award:	Performance-Based RSUs

Plan:	CoreLogic, Inc. 2018 Performance Incentive Plan
Grant:            Date of Grant:  [Grant Date]
Target Number of Performance-Based RSUs:  [Number of RSUs Granted]

Vesting:
Subject to the terms of the Plan and this Agreement, the vesting and payment of the Performance-Based RSUs shall be subject to (1) the attainment of the Performance Measures set forth below, and (2) to the extent the Performance Measures are attained, an additional time-based vesting requirement set forth below. The time-based vesting requirements set forth below require the Participant’s continued employment or service through each applicable vesting date as a condition to the vesting of any of the Shares underlying the Performance-Based RSUs. Except as provided in Sections 4 and 5 of this Agreement, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Measurement Period:
The performance period for the Performance-Based RSUs shall commence on January 1, 2019 and end on December 31, 2021 (the “Performance Period”). Each of the three calendar years occurring in the Performance Period is referred to as a “Performance Year.”

Performance Measures:
The Performance-Based RSUs shall be subject to a series of performance evaluations for Adjusted EPS and Relative Total Shareholder Return (TSR) (the “Performance Measures”). For each Performance Year, the number of Performance-Based RSUs that can potentially be vested (i.e., credited) is evaluated based on the Corporation’s Adjusted EPS performance (as such term is defined below and as reflected in Table 1 below), and may then be subject to potential modification based upon Relative TSR Modifier results (as such term is defined below). In addition to the evaluation in each respective Performance Year, the cumulative Adjusted EPS results for the 3-year Performance Period, before a potential Relative TSR Modifier, will be evaluated (see Table 1 below).

TABLE 1

Adjusted EPS for Performance Year or Full 3- Year Performance Period	Percentage of Units Corresponding to that Year or Period to be Credited (before Relative TSR Modifier)
Less Than Threshold	0%
Threshold	50%
Target	100%
Maximum or greater	200%

Linear Interpolation. If Adjusted EPS for the applicable Performance Year or Performance Period is greater than the Threshold goal and less than the Target goal, or greater than the Target goal but less than the Maximum goal, the percentage of units corresponding to the applicable measurement period to be credited will be determined by linear interpolation between the corresponding points in Table 1 above.

The Adjusted EPS goals are set forth in Table 2 for each Performance Year and for the cumulative 3-year Performance Period. The percentage of the Performance-Based RSUs that will be credited based on the Adjusted EPS results in any given Performance Year, prior to a Relative TSR Modifier and subject to the provisions of this Agreement, shall be determined as set forth in Table 2.

TABLE 2

Performance Year	Threshold Adjusted EPS (“Threshold”)	Adjusted EPS (“Target”)	Maximum Adjusted EPS (“Maximum”)	Percentage of Target Performance-Based RSUs Potentially Credited (before Relative TSR Modifier)
2019				30%
2020				50%
2021				20%
Cumulative				100%

Relative TSR Modifier. The Performance-Based RSUs to be credited from Adjusted EPS results for any Performance Year or the full 3-year Performance Period are subject to a potential Relative TSR Modifier. The Relative TSR performance will be evaluated for each Performance Year and the full 3-year Performance Period as a percentile ranking of CoreLogic versus the Corporation Peer Group (as defined below). If Adjusted EPS for the Performance Year, or the full 3-year Performance Period, is at or greater than the 110% of Target goal but the Corporation’s Relative TSR Percentile for that Performance Year or respective Performance Period is less than the 55th percentile, the percentage of units to be credited is 150% of target (rather than the higher percentage up to 200% calculated based on Adjusted EPS results and the linear interpolation described above). If Adjusted EPS for the Performance Year or respective Performance Period is lower than the Threshold goal but the Corporation’s Relative TSR Percentile for that Performance Year or Performance Period is above median (i.e., in the top two quartiles), the percentage of units corresponding to that time period to be credited is 50% of target (rather than 0% as would have been credited based on Adjusted EPS results alone). If Adjusted EPS for a Performance Year or the full 3-year Performance Period is at or greater than the applicable Threshold goal but less than 110% of the Target goal, no Relative TSR modifications will be applied to the credited Performance-Based RSUs. See Table 3 below for further illustration.

TABLE 3

Adjusted EPS Performance by Performance Year or Performance Period	Percentage of Units Credited (before Relative TSR Modifier)	Relative TSR Modifier Treatment
Greater than 110% of Target performance	Greater than 150% of Target award (capped at 200%)	Decrease percentage of units credited to 150% of Target award if Relative TSR is less than the 55th percentile
100% of Target performance to 110% of Target performance	100% of Target award to 150% of Target award	No modifier
Threshold performance to 100% of Target performance	50% of Target award to 100% of Target award	No modifier
Less than Threshold performance	0% of Target award	Increase percentage of units credited to 50% of Target award if Relative TSR is greater than median

Cumulative. No awards will be payable until the end of the Performance Period. At the end of the Performance Period, the number of Performance-Based RSUs that will vest will be the greater of (1)

the sum of the number of units credited pursuant to Table 1 for each of the three Performance Years, and giving effect to the Relative TSR modifier for each such Performance Year discussed above (if applicable), or (2) the number of units credited pursuant to the cumulative performance for the full 3-year Performance Period, and giving effect to the Relative TSR modifier discussed above (if applicable).

Any units that have been credited pursuant to the foregoing provisions shall be subject to the time-based vesting requirement through the end of the three-year Performance Period.

Adjustments. The Administrator shall equitably and proportionately adjust Adjusted EPS or the Adjusted EPS goals set forth above, as the case may be, to preserve the intended incentives of Performance-Based RSUs and exclude or mitigate the impact of, as the case may be, the following: (a) amortization related to acquired intangibles, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (e) any transformation, reorganization and restructuring program effects, (f) extraordinary, unusual and/or nonrecurring items of gain or loss, (g) foreign exchange gains and losses, (h) the effects of a stock dividend, stock split or reverse stock split (i) mergers, acquisitions, and dispositions.

Forfeiture:
Any Performance-Based RSUs that have not been credited either with respect to the individual Performance Years or the cumulative Performance Period shall be immediately forfeited effective as of the end of the Performance Period.

Time-Based Vesting:
Any Performance-Based RSUs that have become eligible for time-based vesting following the end of the applicable Performance Year based on performance as described above will be subject to the time-based vesting requirement described herein. Except as provided in Section 4 or Section 5 of this Agreement, in order to vest in and receive payment of any Shares underlying the Performance-Based RSUs which have become eligible for time-based vesting based on the attainment of the performance requirements set forth above, the Participant must remain continuously employed through, and not have experienced a Termination prior to December 31, 2021. In no event, except as provided in Section 4 or Section 5 of the Performance-Based Restricted Stock Unit Award Agreement attached hereto, shall any Performance-Based RSUs be considered to have been earned unless and until such continued employment requirement is satisfied. Any Performance-Based RSUs which have not previously vested and become payable as a result of the foregoing time-based vesting requirement (and which were not previously forfeited) shall be immediately forfeited on the date of the Participant’s Termination.

Rejection:
If you wish to accept this Performance-Based RSU Award, please access Fidelity NetBenefits® at www.netbenefits.com and follow the steps outlined under the "Accept Grant" link at any time within forty-five (45) days after the Date of Grant. If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Performance-Based RSU Award.

Performance-Based Restricted Stock Unit Award Agreement - 2019

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Performance-Based Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between CoreLogic, Inc. (the “Corporation”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. Participant acknowledges that acceptance of this Agreement is voluntary and is not a condition of Participant’s employment or continued employment. The Performance-Based Restricted Stock Unit Award is a discretionary award and not compensation for services rendered. The purpose of the award of the Performance-Based Restricted Stock Units provided under this Agreement is to align Participant’s interests with those of the Corporation and to secure Participant’s agreement to keep them so aligned for a reasonable period of time.

1.	Definitions.
Certain capitalized terms are defined in the Grant Notice, herein or in the attached Appendix A. Capitalized terms used but not defined in the Grant Notice, herein or in the attached Appendix A have the meaning assigned to such terms in the Plan.

2.	Grant of the Performance-Based RSUs.
Subject to the provisions of this Agreement and the provisions of the Plan, the Corporation hereby grants to the Participant, pursuant to the Plan, a right to receive the number of shares of Common Stock (“Shares”) set forth in the Grant Notice (the “Performance-Based RSUs”).

3.	Dividend Equivalents.
Each Performance-Based RSU shall accrue Dividend Equivalents (as defined below) with respect to dividends that would otherwise be paid on the Share underlying such Performance-Based RSU during the period from the Grant Date to the earlier of the date such Share is paid in accordance with this Agreement or the date the Share is forfeited pursuant to the terms of this Agreement. As of any date in this period that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant with an additional number of Performance-Based RSUs equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Performance-Based RSUs subject to the award as of the related dividend payment record date (including any Dividend Equivalents previously credited hereunder), divided by (iii) the fair market value (as determined in accordance with the terms of the Plan) of a share of Common Stock on the date of payment of such dividend. Any Performance-Based RSUs credited pursuant to the foregoing provisions of this Section 3 shall be subject to the attainment of the same Performance Measures and time-based vesting requirements applicable to the original Performance-Based RSUs to which they relate, and shall otherwise be subject to the same vesting, payment, delivery and other terms, conditions and restrictions as the original Performance-Based RSUs to which they relate. Any such crediting of Dividend Equivalents shall be conclusively determined by the Administrator. No crediting of Performance-Based RSUs shall be made pursuant to this Section 3 with respect to any Performance-Based RSUs which, as of such record date, have either been delivered or terminated pursuant to the Plan or this Agreement. For purposes of this Agreement, “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to the Performance-Based RSUs but that have not been issued or delivered.

4.	Vesting and Payment; Termination.
(a)    The Performance-Based RSUs shall vest and become payable subject to the attainment of the Performance Measures and time-based vesting requirements as set forth in the Grant Notice. Subject to the terms of the Plan, the remaining provisions of this Section 4 and Section 5, all Performance-Based RSUs which have not become vested and payable prior to the date of the Participant’s Termination shall be immediately forfeited.
(b)    Notwithstanding the foregoing Section 4(a) to the contrary, in the event of the Participant’s Termination due to his or her death, Disability or, except as provided in Section 5(d), Normal Retirement, in each case during the Performance Period and prior to the Shares underlying the Performance-Based RSUs becoming vested and payable, then the Shares underlying the Performance-Based RSUs shall remain outstanding and shall be eligible to become vested and payable on a prorated basis such that the number of such Shares that shall become vested and payable as of the conclusion of the Performance Period shall equal (i) the number of such Shares that would have vested as of the conclusion of the Performance Period based on the attainment of the Performance Measures set forth in the Grant Notice or that would have vested in connection with a change of control or other corporate transaction as provided in Section 5(a) (assuming no termination of employment had occurred), multiplied by (ii) a fraction, the numerator of which shall be the sum of the number of whole months during the Performance Period the Participant was employed by the Corporation or one of its Affiliates (as defined in Appendix A attached hereto), and the denominator of which shall be thirty-six months.
(c)    Notwithstanding the foregoing Section 4(a) to the contrary, in the event of the Participant’s Termination due to his or her death, Disability or Normal Retirement, in each case following the end of the Performance Period and prior to the Shares underlying the Performance-Based RSUs becoming payable, then any Shares underlying the outstanding Performance-Based RSUs that have become eligible for vesting following the end of the Performance Period based on the Corporation’s performance shall become payable.
(d)    Any such Shares that become vested and payable pursuant to this Section 4 shall be paid (together with Shares comprising all accrued Dividend Equivalents with respect to such Shares) to the Participant at the time as specified in Section 6. The vesting and payment provided for in this Section 4 in connection with a Termination due to the Participant’s Disability or Normal Retirement is subject to the condition that the Participant shall have signed a separation agreement in the form established by the Corporation within 21 days (or such longer period of time required by applicable law) following his or her Termination and such separation agreement is not subsequently revoked.
(e)    For purposes of this Agreement, “Normal Retirement” means Termination of the Participant, other than for Cause (as defined in Appendix A attached hereto), after the Participant has reached 62 years of age.

5.	Change in Control.
(a)    In the event during the Performance Period of a corporate transaction described in 7.2 of the Plan (which generally includes transactions that the Corporation does not survive or does not survive as a public company in respect of its Common Stock) in which the Administrator does not make a provision for the substitution, assumption, exchange or other continuation or settlement of the Performance-Based RSUs or (unless the Administrator has provided for the termination of the award) the award would otherwise not continue in accordance with its terms in the circumstances, the Performance Period shall be shortened so that the Performance Year then in effect as well as the Performance Period terminate prior to such transaction as determined by the Administrator (any such shortened Performance Period, the “Shortened Performance Period”). The Adjusted EPS performance levels shall be pro-rated based on the portion of the applicable period completed through the end of such Shortened Performance Period. For purposes of any Performance Year that had not commenced as of the end of such Shortened Performance Period, for purposes of determining the crediting of units, the number of units deemed credited with respect to any such Performance Year shall equal the same percentage of units credited (or deemed credited, as the case may be) in the immediately preceding Performance Year. Notwithstanding any continued employment or service requirement or time-based vesting requirement following the end of the Shortened Performance Period in the Plan or this Agreement to the contrary, the Participant shall be entitled to vesting and payment of the number of Shares subject to the Performance-Based RSUs (or the equivalent fair market value thereof, as determined by the Administrator, in cash) equal to the greater of (a) 100% of the total number of Performance-Based RSUs set forth in the Grant Notice or (b) the number of Performance-Based RSUs that would have become eligible for time-based vesting in accordance with the terms hereof based on the Corporation’s actual performance for the Shortened Performance Period as determined using the Performance Measures set forth in the Grant Notice as modified by this Section 5(a) (assuming that such performance levels had been achieved for the entire Performance Period).
(b)    In the event of a corporate transaction described in 7.2 of the Plan following the end of the Performance Period, the provisions of Section 7.2 of the Plan shall apply to any Shares underlying the outstanding Performance-Based RSUs that have become eligible for vesting following the end of the Performance Period based on the Corporation’s performance.
(c)    Shares (or the equivalent fair market value thereof, as determined by the Administrator, in cash) underlying the Performance-Based RSUs that become vested and payable in connection with a transaction as described above in Section 5(a) or 5(b) shall be paid (together with any Shares comprising all accrued Dividend Equivalents with respect to such Shares) to the Participant at the time as specified in Section 6. Any Shares underlying Performance-Based RSUs that have been forfeited prior to the date of a transaction as described above in Section 5(a) or 5(b) shall not be eligible to become vested or payable in connection with any such transaction.
(d)    In the event the Participant is Terminated by the Corporation or an Affiliate (including any successor to such entity) without Cause during the Performance Period upon or at any time following a Change in Control and prior to the payment or other forfeiture of the Performance-Based RSUs, then the Shares underlying the Performance-Based RSUs shall remain outstanding such that the number of such Shares that shall become vested and payable as of the conclusion of the Performance Period shall equal the greater of (a) 100% of the total number of Performance-Based RSUs set forth in the Grant Notice or (b) the number of Performance-Based RSUs that would have become eligible for vesting in accordance with the terms hereof based on the Corporation’s actual performance for the Performance Period as determined using the Performance Measures set forth in the Grant Notice (assuming no termination of employment had occurred). In the event that the Participant would otherwise be entitled to accelerated vesting of the Performance-Based RSUs in connection with his or her Termination under both Section 4(b) and this Section 5(d), the provisions of this Section 5(d) will apply, and the Participant will not be entitled to any accelerated vesting under Section 4(b) with respect to such Termination.
(e)    In the event the Participant is Terminated by the Corporation or an Affiliate (including any successor to such entity) without Cause following the end of the Performance Period upon or at any time during the twelve-month period following a Change in Control and prior to the payment or other forfeiture of the Performance-Based RSUs, then any Shares underlying the outstanding Performance-Based RSUs that have become eligible for vesting following the end of the Performance Period based on the Corporation’s performance shall become vested and payable.
(f)    Any Shares underlying the Performance-Based RSUs that become vested and payable pursuant to this Section 5 shall be paid (together with any Shares comprising all accrued Dividend Equivalents with respect to such Shares) as provided in Section 6. Any Shares underlying Performance-Based RSUs that have been forfeited prior to the date of the Termination without Cause as described above shall not be eligible to become vested or payable in connection with any such Termination. The vesting and payment provided for in this Section 5 in connection with the Participant’s Termination without Cause is subject to the condition that the Participant shall have signed a separation agreement in the form established by the Corporation within 21 days (or such longer period of time required by applicable law) following his or her Termination and such separation agreement is not subsequently revoked.

6.	Payment of Shares.

(a)    The Adjusted EPS goals, as well as the TSR Percentile, shall be Business Criteria under the Plan, and shall be subject to all of the terms of the Plan applicable to Performance-Based Awards including the requirement for Administrator determination of the attainment or non-attainment of the performance goals. The Administrator’s determination of performance, and the number of units credited based on performance and eligible to vest, will be final and binding.
(b)    The Shares underlying the Performance-Based RSUs which have become vested and payable at the end of the Performance Period according to the vesting schedule set forth in the Grant Notice, together with Shares comprising all accrued Dividend Equivalents with respect to such Shares, shall be paid by the Corporation to the Participant as soon as reasonably practicable in the year following the year in which the Performance Period ends, but in no event later than 74 days, following the end of the year in which the Performance Period set forth in the Grant Notice ends. The Shares underlying the Performance-Based RSUs which have become vested and payable in connection with a qualifying Termination occurring during the Performance Period pursuant to Section 4(b) or Section 5(d) of this Agreement, together with Shares comprising all accrued Dividend Equivalents with respect to such Shares, shall be paid by the Corporation to the Participant as soon as reasonably practicable in the year following the year in which the Performance Period ends, but in no event later than 74 days, following the end of the year in which the Performance Period set forth in the Grant Notice ends. The Shares underlying the Performance-Based RSUs which have become vested and payable in connection with a qualifying Termination occurring following the end of the Performance Period pursuant to Section 4(c) or Section 5(e) of this Agreement, together with Shares comprising all accrued Dividend Equivalents with respect to such Shares, shall be paid by the Corporation to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the date of the Participant’s death or Disability or the date of the Participant’s “separation from service” (as such term is used for purposes of Section 409A of the Code). The Shares underlying the Performance-Based RSUs which have become vested and payable as a result of a transaction described in 7.2 of the Plan pursuant to Section 5(a) or Section 5(b), together with Shares comprising all accrued Dividend Equivalents with respect to such Shares, shall be paid by the Corporation to the Participant as soon as reasonably practicable in the year following the year in which the Performance Period ends, but in no event later than 74 days, following the end of the year in which the Performance Period set forth in the Grant Notice ends, provided, however, that (A) if the Participant dies, incurs a Disability or has a separation from service during the Performance Period, the related payment shall be made to the Participant as soon as reasonably practicable in the year following the year in which the Performance Period ends, but in no event later than 74 days, following the end of the year in which the Performance Period set forth in the Grant Notice ends, or (B) if the Participant dies, incurs a Disability or has a separation from service following the end of the Performance Period, the related payment shall be made to the Participant as soon as reasonably practicable, but in no event later than 74 days, following the date of the Participant’s death or Disability or the date of the Participant’s separation from service. Notwithstanding the foregoing provisions of this Section 6, the Administrator may provide for payment of any Shares underlying the Performance-Based RSUs which have become vested and payable in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Corporation. In the event that the specified period for any payment provided for in this Section 6 spans two calendar years and the payment is subject to the condition that the Participant have signed and not revoked a separation agreement, the payment shall be made by the Corporation in the second calendar year.
(c)    Any Shares underlying the Performance-Based RSUs that have not become vested and payable following the end of the Performance Period based on the Corporation’s performance or pursuant to Section 4 or Section 5 shall be forfeited as of the last day of the Performance Period. The Participant shall have no rights to receive payment of any Shares, whether pursuant to this Section 6 or any other provision of this Agreement, with respect to Performance-Based RSUs that have been forfeited or cancelled, or for which Shares have previously been delivered. No fractional Shares shall be paid pursuant to this Section 6 or any other provision of this Agreement, and the Shares otherwise payable shall be rounded down to the nearest whole number of Shares.

7.	No Ownership Rights Prior to Issuance of Shares.

Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Performance-Based RSUs, nor have any rights to dividends (other than rights to Dividend Equivalents pursuant to Section 3) or other rights as a stockholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Corporation or its agent in accordance with the terms of the Plan and this Agreement.

8.	Detrimental Activity.

(a) Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the delivery of Shares with respect to the Performance-Based RSUs, the Participant engages in Detrimental Activity (as defined below), such Performance-Based RSUs shall be cancelled and rescinded without any payment or consideration therefor. The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Administrator in its good faith discretion, and the payment of Shares with respect to the Performance-Based RSUs shall be suspended pending resolution to the Administrator’s satisfaction of any investigation of the matter.
(b) For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s employment with the Corporation and/or its Subsidiaries, Affiliates and predecessors in interest relating to the business affairs of the Corporation or any such Subsidiaries, Affiliates or predecessors in interest, in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Corporation or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with Corporation, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Corporation or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Corporation or any of its Subsidiaries or Affiliates; (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Corporation or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Corporation or any of its Subsidiaries or Affiliates or inducing any customer to breach a contract with the Corporation or any of its Subsidiaries or Affiliates, or (vi) threatening to engage in, engaging in, or accepting a position with duties that involve engaging in Unfair Competition; in each case as determined by the Administrator in its good faith discretion. If Participant is offered a position with a Competitor while employed with the Corporation or within the twelve (12) month period immediately following termination of his or her employment, Participant shall provide written notice to the Corporation’s General Counsel, including adequate information about Participant’s new position to determine whether such position would likely lead to a violation of this Agreement and shall meet with the General Counsel or the General Counsel’s designee, if requested to do so, to try and resolve any disputes between the parties before beginning work in the new position.
(c)    As a condition of receiving the Performance-Based RSUs applicable to this Agreement, Participant agrees not to engage in Unfair Competition. Participant engages in “Unfair Competition” if during the one (1) year period following Termination, Participant does any of the following on behalf of (or for the benefit of) a Competitor without the advance written approval of the Corporation: (i) directly or indirectly provides services to a Competitor that are the same as or similar in a material way to the services Participant provided to the Corporation in the two year period preceding Termination (the “Look Back Period”), supervises or manages such services, or participates in other activities on behalf of a Competitor that create a significant risk of unauthorized use or disclosure of the Corporation’s trade secret, confidential or proprietary information; (ii) participates in the solicitation or servicing of any customer that Participant had material interaction with, supervised interaction with, or was provided confidential information about in the Look Back Period; (iii) knowingly causes or attempt to cause a customer, vendor, supplier, or referral source that Participant dealt with or gained knowledge of during employment to end or reduce business activities with the Corporation; or, (iv) for the benefit of a Competitor, solicits an employee of the Corporation that Participant worked with or was provided Confidential Information about in the Look Back Period to leave the employment of the Corporation, or assists a Competitor in hiring away any such employee of the Corporation.
As used above, a “Competitor” refers to any person or entity engaged in a business that provides products or services that would compete with or displace those of the Corporation. This is understood to include, by way of illustration and without limitation, any person or entity in the business of providing consumer, financial, and property data, analytics, and services to the real estate, property, mortgage, insurance, and financial services industries and government. The restrictions above are geographically limited in that they apply to activities that occur within or relate to the state where Participant resides and each additional state (or state-equivalent) within the United States and any other country where the Corporation does business or has demonstrable plans to do business as of the date of Participant’s Termination. The restrictions apply to activities undertaken by Participant on behalf of (or for the benefit of) a Competitor whether as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise. However, nothing in this Section 8 prohibits general advertising of a generic nature, such as “want ads” that are not targeted at the Corporation’s employees, or passive ownership of less than five percent (5%) of the equity securities of a publicly-traded company.

(d)    The avoidance of Detrimental Activities is a precondition to Participant’s entitlement to receive and retain the Performance-Based RSUs awarded through this Agreement. Accordingly, unless otherwise prohibited from doing so by law, if Participant engages in Detrimental Activities the Corporation may cancel any outstanding awards and recover from Participant the Performance-Based RSUs or their Fair Market Value at the time received by Participant (less taxes paid by Participant); provided, however, that the foregoing right of recovery shall expire three years after the Performance Period identified in the Notice of Performance-Based Restricted Stock Unit Grant. The foregoing shall be in addition to, and not in lieu of, the Corporation’s right to pursue and secure injunctive relief and/or an order of specific performance to enforce Participant’s agreement not to engage in Unfair Competition, and thereby prevent the irreparable harm to the Corporation that Participant acknowledges would occur if Participant engages in Unfair Competition.
(e)    A material purpose of this Agreement is to fully and finally resolve what is fair and reasonable to consider Unfair Competition. For this reason, Participant agrees not to pursue any legal claim or argument that the restrictions against Unfair Competition provided for in this Agreement are unreasonable or unenforceable as written. In the event the Unfair Competition restrictions are challenged and found unreasonable or unenforceable in any respect deemed material by the Corporation, the Corporation shall have the right to exercise an option to demand and receive the return to it of all Performance-Based RSUs, or their Fair Market Value at the time received by Participant (less taxes paid by Participant), within thirty days of demand for repayment by the Corporation.
(f)     Nothing in this Agreement prohibits Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Participant does not need any prior authorization to make any such reports or disclosures and is not required to notify the Corporation of such reports or disclosures.

9.	No Right to Continued Employment.

None of the Performance-Based RSUs nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Corporation or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Corporation or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 9 is not intended to amend or modify any other agreement, including any employment agreement that may be in existence between the Participant and the Corporation or any Subsidiary or Affiliate.

10.	The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Administrator. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly, provided that the provisions of Section 4, Section 5 and Section 6 of this Agreement shall control over any conflicting payment provisions of the Plan. The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com under Plan Information and Documents. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Corporation at CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify.

11.	Compliance with Laws and Regulations.

(a)    The Performance-Based RSUs and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Administrator shall, in its discretion, determine to be necessary or applicable. Moreover, the Corporation shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Corporation determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Corporation shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Corporation.

(b)    It is intended that the Shares received in respect of the Performance-Based RSUs shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Corporation, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Corporation may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Corporation deems appropriate to comply with Federal and state securities laws.
(c)    If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Corporation pursuant to this Agreement, an agreement (in such form as the Corporation may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Corporation, from counsel for or approved by the Corporation, as to the applicability of such exemption thereto.

12.	Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Corporation's records.
13.Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included, except where this Agreement expressly provides to the contrary. In the event a restriction on Participant contained in this Agreement is deemed unenforceable because it is unreasonable or overbroad in time, scope, or geography, an enforcing court shall enforce the restriction to such lesser extent as would be reasonable and enforceable (and/or reform the restriction as necessary to do so), and shall not refuse to enforce the restriction in its entirety.

14.	Other Plans.

The Participant acknowledges that any income derived from the Performance-Based RSUs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Corporation or any Subsidiary or Affiliate. Performance-Based RSUs and Dividend Equivalents shall not be deemed to be “Covered Compensation” under any other benefit plan of the Corporation.

15.    Adjustments.

The Performance-Based RSUs and the Shares underlying the Performance-Based RSUs shall be subject to adjustment and conversion pursuant to the terms of Section 7.1 of the Plan.

16.    Tax Withholding.

Any payment or delivery of Shares pursuant to this Agreement shall be subject to the Corporation’s rights to withhold applicable Federal, state, local and non-United States taxes in accordance with Section 8.5 of the Plan.

17.    Section 409A.

The provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid the imposition of any penalties, taxes or interest thereunder. Notwithstanding any provision of Section 6 of this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A of the Code, the Participant shall not be entitled to any payment of Shares underlying Performance-Based RSUs that are considered deferred compensation subject to the requirements of Section 409A of the Code in connection with the Participant’s separation from service until the earlier of (a) the date which is six months after the Participant’s separation from service for any reason other than the Participant’s death, or (b) the date of the Participant’s death. Any Shares underlying the Performance-Based RSUs otherwise payable to the Participant following the Participant’s separation from service that are not so paid by reason of this Section 17 shall be paid as soon as reasonably practicable (but in no event later than 74 days) after the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death). The provisions of this Section 17 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

18.    Clawback.

The Performance-Based RSUs are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Performance-Based RSUs or any Shares or other cash or property received with respect to the Performance-Based RSUs (including any value received from a disposition of the Shares acquired upon payment of the Performance-Based RSUs).

CORELOGIC, INC.

By:______________________________
Name: Frank Martell
Title: President and Chief Executive Officer

Date: [Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:    [Participant Name]

Date:    [Acceptance Date]

NOTE: GRANT WILL BE ACCEPTED ELECTRONICALLY

APPENDIX A

Certain Definitions

“Adjusted EPS” for a Performance Year or for the cumulative Performance Period, as applicable, means, subject to the adjustments set forth in the Grant Notice, (1) the Corporation’s adjusted pre-tax income from continuing operations for the Performance Year or cumulative Performance Period, plus the Corporation’s pre-tax equity earnings from affiliates for the Performance Year or cumulative Performance Period, tax effected at an assumed rate of 38% and determined on a consolidated basis, divided by (2) the weighted average number of shares of the Corporation’s Common Stock outstanding over the Performance Year or cumulative Performance Period, as applicable.

“Affiliate” means any entity other than the Corporation and any Subsidiary that is affiliated with the Corporation through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Administrator.

“Beginning Price” means, with respect to the Corporation and any other Corporation Peer Group member, the closing market price of such company’s common stock on the principal exchange on which such stock is traded on the last trading day before the beginning of the applicable measurement period (the relevant Performance Year or cumulative Performance Period).
“Cause” has the same meaning as in the Participant’s employment agreement with the Corporation, a Subsidiary or an Affiliate (if any) as in effect at the time of the Participant’s Termination, or if the Participant is not a party to such an employment agreement (or is not a party to such an employment agreement that contains a definition of “cause”), “Cause” means: (i) embezzlement, theft or misappropriation by the Participant of any property of any of the Corporation or its Affiliates; (ii) the Participant’s breach of any fiduciary duty to the Corporation or its Affiliates; (iii) the Participant’s failure or refusal to comply with laws or regulations applicable to the Corporation or its Affiliates and their businesses or the policies of the Corporation and its Affiliates governing the conduct of its employees or directors; (iv) the Participant’s gross incompetence in the performance of the Participant’s job duties; (v) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care; (vii) the Participant’s failure or refusal to perform the Participant’s job duties or to perform specific directives of the Participant’s supervisor or designee, or the senior officers or Board of Directors of the Corporation; or (viii) any gross negligence or willful misconduct of the Participant resulting in loss to the Corporation or its Affiliates, or damage to the reputation of the Corporation or its Affiliates.
“Change in Control” means the happening of any of the following after the date hereof:

(a)
The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation, or other reorganization.

(b)	The sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or the complete liquidation or dissolution of the Corporation.

(c)
A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are directors of the Corporation immediately following the consummation of the transactions contemplated by the Separation and Distribution Agreement by and between the Corporation and the First American Financial Corporation dated June 1, 2010 (the “Separation Agreement”). “Incumbent Directors” shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation.

(d)
Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing at least thirty percent (30%) of the total voting power of the Corporation’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Corporation by the Corporation which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Corporation’s then outstanding voting securities, a person that acquires directly from the Corporation securities of the Corporation representing at least thirty percent (30%) of the total voting power represented by the Corporation’s then outstanding voting securities.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.
For the avoidance of doubt, the consummation of any or all of the transactions in the Separation Agreement is not considered a Change in Control for purposes of this Agreement.
“Corporation Peer Group” means the Corporation and each of the following companies:
[to be conformed]

The Corporation Peer Group shall be subject to adjustment by the Administrator for changes that occur prior to the end of the Performance Year or Performance Period, as applicable, as follows: In the event of a merger or other business combination of two Corporation Peer Group members (including, without limitation, the acquisition of one Corporation Peer Group member, or all or substantially all of its assets, by another Corporation Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Corporation Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange as of the end of the applicable period. In the event that the common stock (or similar equity security) of a Corporation Peer Group member is otherwise not listed or traded on a national securities exchange at the end of the Performance Year or Performance Period, as applicable, such entity shall be excluded from the Corporation Peer Group.
“Disability” means the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or continues for a continuous period of not less than twelve (12) months.
“Ending Price” means, with respect to the Corporation and any other Corporation Peer Group member, the closing market price of such company’s common stock on the principal exchange on which such stock is traded at the end of the applicable measurement period.
“Termination” means the time when the Participant ceases the performance of services for the Corporation, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, retirement, death or Disability, but excluding the following if in the circumstances the Termination would not constitute a “separation from service” within the meaning of Section 409A of the Code (a) a Termination where there is a simultaneous reemployment or continuing employment of the Participant by the Corporation, any Affiliate or Subsidiary, (b) at the discretion of the Administrator, a Termination that results in a temporary severance, and (c) at the discretion of the Administrator, a Termination of an employee of the Corporation that is immediately followed by the Participant’s service as a non-employee director of the Board.  Notwithstanding any other provisions of the Plan or this Agreement to the contrary, a Termination shall not be deemed to have occurred for purposes of any provision of the Plan or this Agreement providing for payment or distribution with respect to an award constituting deferred compensation subject to Code Section 409A upon or following a termination of employment or services unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
“TSR” means total shareholder return and shall be determined with respect to the Corporation and any other Corporation Peer Group member by dividing (i) the sum of (A) the cumulative amount of dividends for the applicable measurement period, assuming dividend reinvestment, and (B) the difference between the company’s Beginning Price and Ending Price for the applicable Performance Year or Performance Period; by (ii) the company’s Beginning Price. Any non-cash distributions shall be ascribed such dollar value as may be determined by or at the direction of the Administrator.
“TSR Percentile” means the percentile ranking of the Corporation’s TSR among the TSRs for the Corporation Peer Group members for the corresponding Performance Year or Performance Period, as applicable.